Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On August 30, 2024, Archrock completed the previously announced acquisition of all the issued and outstanding equity interests in TOPS (the “TOPS Interests” and such acquisition, the “Acquisition” or “TOPS Acquisition”) pursuant to the terms of the Purchase Agreement. The aggregate consideration in exchange for the TOPS Interests consists of $869.1 million in cash, and 6,873,650 shares of common stock with an acquisition date fair value of $139.1 million. The cash portion of the purchase price was funded with proceeds from the July 2024 Equity Offering and the 2032 Notes offering and borrowings under the Credit Facility. The purchase price is subject to customary post-closing adjustments in accordance with the terms of the Purchase Agreement. Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K/A, to which this unaudited pro forma condensed combined financial information is attached, the Original Form 8-K, or our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as applicable.

The following unaudited pro forma condensed combined financial information is derived from our historical consolidated financial statements and the historical consolidated financial statements of TOPS and reflects the Acquisition and other transactions contemplated by the Acquisition, including the impacts of our recently completed capital markets and financing transactions, as further described below.

The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet combines our historical consolidated balance sheet and the historical consolidated balance sheet of TOPS, giving effect to the Acquisition as if it had been completed on June 30, 2024. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations combines our historical condensed consolidated statement of operations and the historical statement of operations of TOPS for the six months ended June 30, 2024 and for the year ended December 31, 2023, giving effect to the Acquisition as if it had occurred on January 1, 2023. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined operating results, unless otherwise disclosed.

The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet and Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations (together, the “Pro Forma Financial Statements”) are derived from, and should be read in conjunction with our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2024, our audited consolidated financial statements in our Annual Report on Form 10-K as of and for the year ended December 31, 2023, the unaudited financial statements of TOPS as of and for the six months ended June 30, 2024, and the audited financial statements of TOPS for the year ended December 31, 2023 included elsewhere within, and incorporated by reference into, this Current Report on Form 8-K/A. The Pro Forma Financial Statements should not be relied upon as being indicative of our results of operations or financial condition had the Acquisition and the other transactions contemplated by the Acquisition occurred on the dates indicated.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with GAAP. The valuations of the identifiable assets acquired, and liabilities assumed, and therefore the purchase price allocations, are preliminary and have not yet been finalized as of the date of this filing. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. There can be no assurance that the final determination will not differ materially from the information presented in these Pro Forma Financial Statements.

The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable to reflect on a pro forma basis, the effect of the Acquisition and the other transactions contemplated by the Acquisition on our historical financial information. The adjustments are described in the notes to the Pro Forma Financial Statements and do not project our results of operations or financial position for any future period or date, and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Acquisition.

Archrock, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

At June 30, 2024

(in thousands, except par value and per share amounts)

			Transaction
			Accounting		Financing		Archrock, Inc.
	Archrock, Inc.	TOPS LLC	Adjustments		Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	919	285	(869,067)	(e)	255,747	(c)	1,204
			(8,732)	(g)	690,270	(d)	—
					(205,425)	(d)	—
					128,475	(f)	—
					8,732	(g)	—
Accounts receivable, net of allowance	115,351	13,822					129,173
Inventory	79,233	499	6,445	(a)			86,177
Other current assets	8,671	446	(212)	(a)			9,146
			241	(h)			—
Total currents assets	204,174	15,052	(871,325)		877,799		225,700

Long-term assets:
Property, plant, and equipment, net	2,372,069	693,567	178,486	(a)			3,244,122
Operating lease right of use asset	14,481	1,693	(269)	(a)			15,905
Goodwill	—	60,088	(60,088)	(a)			125,131
			116,937	(a)			—
			8,194	(a)			—
Intangible assets, net	27,293	10,607	42,168	(a)			80,068
Contract costs, net	35,674	—					35,674
Debt issuance costs	—	6,831	(6,831)	(e)			—
Deferred tax asset	2,445						2,445
Other assets	46,643	3,424	(3,424)	(a)	2,579	(f)	53,204
			3,982	(h)			—
Non-current assets of discontinued operations	7,868	—					7,868
Total assets	2,710,647	791,262	(592,170)		880,378		3,790,117

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable, trade	43,976	57,905					101,881
Accrued liabilities	83,555	2,763	(14)	(a)	(3,438)	(d)	85,359
			1,657	(a)			—
			595	(a)			—
			241	(h)			—
Deferred revenue	5,661	812					6,473
Current portion of lease liability	—	705	(705)	(a)			—
Current portion of debt	—	1,634	(1,634)	(e)			—
Total current liabilities	133,192	63,819	140		(3,438)		193,713

Long-term liabilities:
Long-term debt	1,608,956	563,239	(563,239)	(e)	690,270	(d)	2,240,226
					(198,786)	(d)	—
					131,054	(f)	—
					8,732	(g)	—
Operating lease liabilities	12,391	988	(159)	(a)			13,220
Deferred tax liabilities	27,310	—					27,310
Other liabilities	26,434	—	3,982	(h)			30,416
Non-current liabilities of discontinued operations	7,868	—					7,868
Total liabilities	1,816,151	628,046	(559,276)		627,832		2,512,753

Equity:
Members equity	—	163,216	(161,641)	(a)			—
			(1,575)	(b)			—
Preferred stock: $0.01 par value per share, 50,000,000 shares authorized, zero issued	—	—					—
Common stock: $0.01 par value per share, 250,000,000 shares authorized, 165,793,798 shares issued	1,658	—	69	(a)	127	(c)	1,854
Additional paid-in capital	3,478,597	—	138,985	(a)	255,620	(c)	3,873,202
Accumulated deficit	(2,476,793)	—	(8,732)	(g)	(3,201)	(d)	(2,488,726)
Treasury stock: 9,493,262 common shares, at cost	(108,966)	—					(108,966)
Total equity	894,496	163,216	(32,894)		252,546		1,277,364
Total liabilities and equity	2,710,647	791,262	(592,170)		880,378		3,790,117

Archrock, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2024

(in thousands, except per share amounts)

			Transaction
			Accounting		Financing		Archrock, Inc.
	Archrock, Inc.	TOPS LLC	Adjustments		Adjustments		Pro Forma
Revenues:
Contract operations	$448,519	$79,455					$527,974
Aftermarket services	90,495	—					90,495
Total revenue	539,014	79,455	—		—		618,469

Cost of sales, exclusive of depreciation and amortization
Contract operations	157,021	19,513	856	(dd)			178,370
			980	(mm)			—
Aftermarket services	70,158						70,158
Total cost of sales, exclusive of depreciation and amortization	227,179	19,513	1,836		—		248,528
Selling, general and administrative	62,828	6,584	943	(bb)			70,520
			158	(cc)			—
			863	(dd)			—
			(856)	(dd)			—
Depreciation and amortization	86,688	20,726	(863)	(dd)			105,922
			(3,324)	(ee)			—
			2,695	(ee)			—
Long-lived and other asset impairment	6,969	—					6,969
Restructuring charges	—	—					—
Interest expense	55,193	25,221			(25,221)	(ff)	77,029
					5,003	(hh)	—
					23,188	(ii)	—
					(6,875)	(ii)	—
					503	(jj)
					(221)	(jj)	—
					238	(jj)	—
Transaction-related costs	1,782	—					1,782
Gain on sale of assets, net	(2,957)	—					(2,957)
Other expense (income), net	267	(131)					136
Income before income taxes	101,065	7,542	(1,452)		3,385		110,540
Provision for income taxes	26,108		1,401	(ll)	779	(ll)	28,288
Net income	$74,957	$7,542	$(2,853)		$2,606		$82,252

Basic earnings per common share	$0.48						$0.47
Diluted earnings per common share	$0.48						$0.46

Weighted average common shares outstanding:
Basic	154,342		6,875	(gg)	12,650	(gg)	173,867

Diluted	154,648		6,921	(gg)	12,650	(gg)	174,219

Archrock, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2023

(in thousands, except per share amounts)

			Transaction
			Accounting		Financing		Archrock, Inc.
	Archrock, Inc.	TOPS LLC	Adjustments		Adjustments		Pro Forma
Revenues:
Contract operations	$809,439	$108,742					$918,181
Aftermarket services	180,898	—					180,898
Total revenue	990,337	108,742	—		—		1,099,079

Cost of sales, exclusive of depreciation and amortization
Contract operations	306,748	30,526	1,272	(dd)			339,494
			948	(mm)			—
Aftermarket services	142,271	—					142,271
Total cost of sales, exclusive of depreciation and amortization	449,019	30,526	2,220		—		481,765
Selling, general and administrative	116,639	10,774	1,575	(aa)			133,505
			4,345	(bb)			—
			342	(cc)			—
			1,102	(dd)			—
			(1,272)	(dd)			—
Depreciation and amortization	166,241	27,924	(1,102)	(dd)			196,582
			(1,870)	(ee)			—
			5,389	(ee)			—
Long-lived and other asset impairment	12,041	—					12,041
Restructuring charges	1,775	—					1,775
Interest expense	111,488	29,989			(29,989)	(ff)	155,169
					10,016	(hh)	—
					46,375	(ii)	—
					(13,750)	(ii)	—
					1,007	(jj)	—
					(443)	(jj)	—
					476	(jj)	—
Debt extinguishment loss	—	—			3,868	(ii)	3,868

Transaction-related costs	—	—	8,732	(kk)			8,732
Gain on sale of assets, net	(10,199)	—					(10,199)
Other expense (income), net	1,086	(38)					1,048
Income before income taxes	142,247	9,567	(19,461)		(17,560)		114,793
Provision for income taxes	37,249		(2,276)	(ll)	(4,039)	(ll)	30,934
Net income	$104,998	$9,567	$(17,185)		$(13,521)		$83,859

Basic earnings per common share	$0.67						$0.47
Diluted earnings per common share	$0.67						$0.47

Weighted average common shares outstanding:
Basic	154,126		6,855	(gg)	12,615	(gg)	173,596

Diluted	154,344		6,902	(gg)	12,615	(gg)	173,861

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Business Transactions

TOPS Acquisition

On August 30, 2024, we completed the TOPS Acquisition, whereby we acquired all of the issued and outstanding equity interests in TOPS, including a fleet of approximately 580,000 horsepower, including approximately 530,000 operating horsepower, for aggregate consideration consisting of $869.1 million in cash and 6,873,650 shares of common stock with an acquisition date fair value of $139.1 million. The cash portion of the purchase price was funded with proceeds from the July 2024 Equity Offering and the 2032 Notes offering and borrowings under the Credit Facility. The purchase price is subject to customary post-closing adjustments in accordance with the terms of the Purchase Agreement.

July 2024 Equity Offering

On July 24, 2024, we completed a public underwriting offering to sell 12,650,000 shares of common stock, including 1,650,000 shares pursuant to an over-allotment option, at $21 dollars per share. We received net proceeds of $255.7 million, after deducting $0.6 million of fees related to underwriting discounts, commissions and offering expenses. Proceeds from this equity offering were used to fund a portion of the cash consideration for the TOPS Acquisition.

2032 Notes

On August 26, 2024, we completed a private offering of $700 million aggregate principal amount of 6.625% senior notes due September 2032 and received net proceeds of $690.3 million after deducting issuance costs. The $9.7 million of issuance costs were recorded as deferred financing costs within long-term debt in our condensed consolidated balance sheets and are being amortized to interest expense in our condensed consolidated statement of operations over the term of the notes. A portion of the net proceeds were used to fund a portion of the cash consideration for the TOPS Acquisition, the 2027 Notes Tender Offer and to repay borrowings under our Credit Facility.

The 2032 Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the U.S. except pursuant to a registration exemption under the Securities Act and applicable state securities laws. We offered and issued the 2032 Notes only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act.

The 2032 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by us, and all by all of our existing subsidiaries, other than Archrock Partners Finance Corp., which is the issuer of the 2032 Notes. The 2032 Notes and the guarantees rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness.

We may, at our option, redeem all of part of the 2032 Notes at any time on or after September 1, 2027, at specified redemption prices, plus any accrued and unpaid interest. In addition, prior to September 1, 2027, we may redeem up to 40% of the 2032 Notes at specified redemption prices and make-whole premiums, plus any accrued and unpaid interest.

2027 Notes Tender Offer

In connection with the offering of the 2032 Notes, we completed a concurrent cash tender offer of $202.0 million, which reflects approximately 101% of the aggregate principal amount of the tendered 2027 Notes and $0.2 million of agent and legal fees.

First Amendment to the Amended and Restated Credit Agreement

On August 28, 2024, we amended our Amended and Restated Credit Agreement to, among other things,

●	increase the borrowing capacity of the Credit Facility from $750.0 million to $1.1 billion;
●	increase the portion of the Credit Facility available for the issuance of swing line loans from $75.0 million to $110.0 million;
●	increase the cash dominion trigger threshold amount from $75.0 million to $110.0 million;
●	add certain financial institutions as lenders under the Credit Facility;
●	join a newly formed wholly owned subsidiary of Archrock Services, L.P. as a guarantor and grantor under the Credit Facility; and
●	modify certain other covenants to which we are subject to.

We incurred $2.6 million in transaction costs related to the First Amendment to the Amended and Restated Credit Agreement, which were deferred and are being amortized over the remaining term of the Credit Facility.

2.	Basis of Pro Forma Presentation

The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X, and combine our historical financial information and the historical financial information of TOPS, giving effect to the TOPS Acquisition and other transactions contemplated by the TOPS Acquisition, the July 2024 Equity Offering, the 2032 Notes, the 2027 Notes Tender Offer, the First Amendment to the Amended and Restated Credit Agreement, and related adjustments described in the notes thereto as if the transactions had been completed on June 30, 2024 with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and on January 1, 2023 with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024 and for the year ended December 31, 2023.

Reclassification adjustments have been made to certain financial statement line items included in the historical presentation of TOPS to conform to our historical financial statement presentation for the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024, and for the year ended December 31, 2023. These reclassifications have no effect on our reported historical operating income, net income, total assets, total liabilities or stockholders’ equity, or the historical operating income, net income, total assets, total liabilities or stockholders’ equity reported by TOPS.

The accounting policies used in preparation of the Pro Forma Financial Statements are those described in our Annual Report on Form 10-K for the year ended December 31, 2023. Based on our preliminary review of TOPS accounting policies, the nature and amount of any adjustments to the historical financial statements of TOPS to conform its accounting policies to ours are not expected to be material and would not continue to exist subsequent to the TOPS Acquisition closing. Further review of TOPS accounting policies and consolidated financial statements may result in revisions to accounting policies and financial statement classifications.

Accounting for the TOPS Acquisition

The TOPS Acquisition was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which requires, among other things, the purchase price of TOPS to be allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill.

3. Preliminary Purchase Price Allocation

The aggregate consideration was comprised of cash consideration of $869.1 million, subject to customary post-closing adjustments in accordance with the terms of the Purchase Agreement, and 6,873,650 shares of common stock with an acquisition date fair value of $139.1 million. The following table summarizes the consideration transferred for the TOPS Acquisition for purposes of presenting the Pro Forma Financial Statements:

(in thousands, except per share amounts)
Cash purchase price	$820,000
Purchase price adjustments:
Working capital and other adjustments	$2,532
Net capital expenditures	$46,535
Cash paid, net	$869,067

Total cash consideration	$869,067

Shares issued for TOPS Acquisition	6,873,650
Closing price of common stock on August 30, 2024	20.23
Stock consideration	$139,054
Total consideration, net	$1,008,121

The preliminary allocation of the purchase price was based upon preliminary valuations, and our estimates and assumptions are subject to change upon the completion of management’s review of the final valuations. We are in the process of finalizing valuations related to property, plant and equipment, identifiable intangible assets and goodwill. Post-closing adjustments to the purchase price could impact future depreciation and amortization as well as income tax expense. The final valuation of net assets acquired is expected to be completed as soon as practicable, but no later than one year from the acquisition date.

The following table summarizes the preliminary purchase price allocation based on the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

(in thousands)
Cash	$2,498
Accounts receivable	9,694
Inventory	6,944
Other current assets	495
Property, plant and equipment	872,053
Operating lease right-of-use assets	1,424
Goodwill	116,937
Intangible assets	52,775
Other assets	4,032
Accounts payable, trade	(48,609)
Accrued liabilities	(4,666)
Operating lease liabilities	(1,424)
Other liabilities	(4,032)
Purchase price	$1,008,121

The valuation methodologies and significant inputs for fair value measurements are detailed by asset class below. The fair value measurements for property, plant and equipment and intangible assets are based on significant inputs that are not observable in the market and therefore represent Level 3 measurements.

Property, Plant and Equipment

The preliminary amount of property, plant and equipment is primarily comprised of electric motor drive compression equipment that will depreciate on a straight-line basis over an estimated average remaining useful life of 25 years. The preliminary fair value of the property, plant and equipment was determined using both the cost and market approach. Under the cost approach, we estimated the replacement cost of the assets by evaluating recent purchases of similar assets or published data, then adjusted replacement cost for physical deterioration and functional and economic obsolescence, as applicable. We then considered the market approach by comparing our estimated dollar per horsepower to market comparables and market participant assumptions and adjusted as necessary.

Other fixed assets were valued using the indirect cost method, whereby we applied asset-specific trend information using published indexes to calculate the estimated replacement cost of assets that were identified to be reflected at historical cost. Other assets were depreciated based on published normal useful life estimates and prior experience with similar assets.

Intangible Assets

The intangible assets consist of customer relationships and trade names that have estimated useful lives of 12 years and five years, respectively. The preliminary amount of intangible assets and their associated useful life were determined based on the period over which the assets are expected to contribute directly or indirectly to our future cash flows.

The fair value of the identifiable intangible assets related to customer relationships was determined using the multi-period excess earnings method, which is a specific application of the discounted cash flow method, an income approach, whereby we estimated and then discounted the future cash flows of the intangible asset by adjusting overall business revenue for attrition, obsolescence, cost of sales, operating expenses, taxes and the required returns attributable to other contributory assets acquired. Significant estimates made in arriving at expected future cash flows included our expected customer attrition rate and the amount of earnings attributable to the assets. To discount the estimated future cash flows, we utilized a discount rate that was at a premium to our weighted average cost of capital to reflect the less liquid nature of the customer relationships relative to the tangible assets acquired.

It is generally accepted that the fair market value of a trade name is best measured by the relief-from-royalty method under the income approach, whereby we calculated the royalty savings by estimating a reasonable royalty rate that a third party would negotiate in a licensing agreement expressed as a percentage of total revenue involving a trade name. The revenue related to the trade name was multiplied by the selected royalty rate over the estimated expected useful life of the trade name to arrive at the royalty savings. The royalty savings were tax effected and discounted to present value using a discount rate commensurate with the risk profile of the trade name relative to our WACC and the return on the other acquired assets of TOPS.

Goodwill

Goodwill is calculated as the difference between the preliminary estimate of fair value of the consideration transferred and the preliminary estimates of fair value assigned to the assets acquired and liabilities assumed. The preliminary amount of goodwill resulting from the TOPS Acquisition is attributable to the expansion of our services in the Permian Basin where we currently operate and was allocated to our contract operations segment. The goodwill recorded is considered to have an indefinite life and will be reviewed annually for impairment or more frequently if indicators of potential impairment exist. All of the goodwill recorded for the TOPS Acquisition is expected to be deductible for U.S. federal income tax purposes.

Indemnification Asset

In connection with the TOPS Acquisition, we recorded a non-income, tax-based contingency of $4.2 million and a corresponding indemnification asset of $4.2 million based on facts existing on the date of the TOPS Acquisition. The tax contingency arose from pre-acquisition activities of TOPS. As part of the TOPS Acquisition, the sellers agreed to indemnify us for certain tax contingencies up to $21.6 million as of the acquisition date. Dependent upon facts and circumstances, the sellers’ indemnification obligation may be reduced over a period of five years from the acquisition date but may be extended until the resolution of any claims timely submitted to the sellers.

4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments are included in the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of June 30, 2024, and should be read in conjunction with Note 5 (Notes to Unaudited Pro Forma Condensed Combined Statements of Operations):

(a)	Reflects the preliminary purchase price allocation adjustments to record the estimated fair values of TOPS assets acquired and liabilities assumed based on the adjusted cash consideration transferred of $869.1 million, which includes $820.0 million unadjusted cash consideration plus $49.1 million of purchase price adjustments, and 6,873,650 shares of common stock with an acquisition date fair value of $139.1 million. See Note 3 (“Preliminary Purchase Price Allocation”) for further details. The adjustment to common stock is based on the stock consideration par value of $0.001 per share and the adjustment to additional paid-in-capital is based on the stock consideration closing price of $20.23. The pro forma adjustment to goodwill of $8.2 million reflects the net change in cash, accounts receivable, accounts payable, and accrued liabilities from the June 30, 2024 pro forma transaction closing date to the actual closing date of the TOPS Acquisition. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates.
(b)	Reflects $1.6 million of non-recurring compensation expense pursuant and subject to the terms and conditions of severance agreements entered into between TOPS and certain employees of TOPS in connection with the TOPS Acquisition.
(c)	Reflects $255.7 million net proceeds from the July 2024 Equity Offering, which was used to fund a portion of the cash consideration. The adjustment to common stock is based on the July 2024 Equity Offering par value of $0.001 per share and the adjustment to additional paid-in-capital is based on the July 2024 Equity Offering closing price of $21.00. We estimate that the total transaction costs, including registration, filing, listing, printing, and legal and accounting fees, but excluding the underwriting discounts and commissions, will be approximately $0.6 million.
(d)	Reflects $690.3 million net proceeds from the 2032 Notes, after deducting debt issuance costs of $9.7 million, and the 2027 Notes Tender Offer of $202.0 million, which reflects approximately 101% of the aggregate principal amount of the tendered 2027 Notes and $0.2 million of agent and legal fees, plus $3.4 million of accrued and paid interest. We recorded a debt extinguishment loss of $3.2 million as a result of the 2027 Notes Tender Offer. See Note 1 (“Description of the Business Transactions”) for further details.
(e)	Reflects the adjusted cash consideration of $869.1 million, of which $564.9 million was used to extinguish the outstanding debt of TOPS, consisting of $559.4 million in borrowings under TOPS credit agreement and $5.5 million of vehicle notes, and the removal of $6.8 million of unamortized debt issuance costs associated with the extinguished debt.
(f)	Reflects $128.5 million of borrowings under the Credit Facility to finance a portion of the cash consideration presented as pro forma adjustment (e), and $2.6 million of deferred financing costs associated with increasing our borrowing capacity under the Credit Facility to $1.1 billion.
(g)	Reflects $8.7 million of nonrecurring professional fees including legal, advisory, consulting and other transaction costs incurred by us subsequent to the pro forma period presented. $1.8 million of nonrecurring transaction costs related to legal, accounting and consulting fees were previously recognized and included in accumulated deficit in our condensed consolidated balance sheets as of June 30, 2024.

(h)	Reflects an indemnification asset and corresponding liability of $4.2 million related to a non-income, tax-based contingency resulting from facts existing on the date of the TOPS Acquisition. See Note 3 (“Purchase Price Allocation”) for further details.

5. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The following pro forma adjustments are included in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 and should be read in conjunction with Note 4 (Notes to Unaudited Pro Forma Condensed Combined Balance Sheet):

(aa)

Reflects $1.6 million nonrecurring payment of compensation expense associated with pro forma adjustment (b), pursuant and subject to the terms and conditions of severance agreements entered into between TOPS and certain employees of TOPS in connection with the TOPS Acquisition. This expense is not expected to recur in the twelve months following closing.

(bb)

Reflects $0.9 million and $4.3 million of compensation expense for the six months ended June 30, 2024, and for the year ended December 31, 2023, respectively, related to employee retention and other compensation related arrangements associated with the TOPS Acquisition. Payments are due and payable at various times up to and including the two-year anniversary of the TOPS Acquisition.

(cc)

Reflects $0.2 million and $0.3 million of share-based compensation expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, resulting from restricted stock awards and performance–based restricted stock units granted under the 2020 Plan pursuant and subject to the terms and conditions of compensation arrangements associated with the TOPS Acquisition. For purposes of this adjustment, we have assumed the performance conditions associated with the performance–based restricted stock units are probable of being met.

(dd)

Reflects $0.9 million and $1.1 million reclassification of TOPS historical sales commissions amortization expense from depreciation and amortization to selling, general and administrative expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, offset by $0.9 million and $1.3 million reclassification of certain TOPS historical cost of sales expenses from selling, general and administrative expense to contract operations cost of goods sold for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, to conform to our historical financial statement presentation.

(ee)

Reflects $3.3 million and $1.9 million reversal of depreciation expense related to property, plant and equipment, and $2.7 million and $5.4 million of intangible asset amortization expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, as a result of the fair value adjustments of such assets that were acquired through the TOPS Acquisition. See Note 3 (“Preliminary Purchase Price Allocation”) for further details. The depreciation and amortization expense were calculated on a straight-line basis using the estimated remaining useful lives of the respective assets.

(ff)

Reflects the reversal of $25.2 million and $30 million of historical interest expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, associated with TOPS outstanding debt which was fully repaid at the closing of the TOPS Acquisition as presented as pro forma adjustment (e).

(gg)

Reflects the adjustment to basic and diluted weighted average number of shares of common stock outstanding for the six months ended June 30, 2024 and for the year ended December 31, 2023 as a result of the stock consideration presented as pro forma adjustment (a), the July 2024 Equity Offering presented as pro forma adjustment (e), and the restricted stock awards and performance-based restricted stock units presented as pro forma adjustment (cc). See Note 6 (“Unaudited Pro Forma Earnings per Common Share”) for further details.

(hh)

Reflects $5.0 million and $10.0 million of interest expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, related to borrowings under the Credit Facility, as presented as pro forma adjustment (f), calculated using an estimated weighted average 1-month SOFR reference rate plus applicable margin of 7.7% and 7.6% for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively. A 1% increase in the weighted average interest rate would have resulted in an increase to interest expense of $0.7 million and $1.3 million for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively.

(ii)

Reflects $23.2 million and $46.4 million of interest expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, related to the 2032 Notes and the elimination of $6.9 million and $13.8 million historical interest expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, associated with the 2027 Notes Tender Offer, both presented as pro forma adjustment (d). We recorded a debt extinguishment loss of $3.9 million for the year ended December 31, 2023 as a result of the 2027 Notes Tender Offer.

(jj)

Reflects deferred financing cost amortization of $0.5 million and $1.0 million for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, as a result of the 2032 Notes, and the elimination of $0.2 million and $0.4 million of deferred financing cost amortization previously recognized as interest expense for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, as a result of the 2027 Notes Tender Offer, both presented as pro forma adjustment (d), and deferred financing cost amortization of $0.2 million and $0.5 million for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively, as a result of increasing our borrowing capacity under the Credit Facility to $1.1 billion, as presented as pro forma adjustment (f).

(kk)

Reflects $8.7 million of non-recurring transaction expense related to the TOPS Acquisition for the year ended December 31, 2023, as presented as pro forma adjustment (g). This expense is not expected to recur in the twelve months following closing.

(ll)

Reflects the income tax impact of the pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Operations based on the estimated blended statutory rate of 23%. The estimated blended statutory rate is preliminary and could change depending on changes to the preliminary pro forma adjustments and the geographical mix of income.

(mm)

Reflects $1.0 and 0.9 million of non-income, tax-based expense for the six months ended June 30, 2024, and for the year ended December 31, 2023, respectively, associated with the assets acquired in the TOPS Acquisition.

6. Unaudited Pro Forma Earnings per Common Share

The pro forma weighted average number of basic shares outstanding was calculated by adding our weighted average number of basic shares of common stock outstanding for the six months ended June 30, 2024 and for the year ended December 31, 2023, the pro forma number of shares of common stock issued in connection with the July 2024 Equity Offering, the stock consideration for the TOPS Acquisition, and participating shares granted as a result of the TOPS Acquisition and expected to be issued upon vesting. The pro forma weighted average number of diluted shares outstanding is adjusted for the incremental common stock equivalents attributed to the performance–based restricted stock units granted as a result of the TOPS Acquisition and expected to be issued upon vesting. The calculation of the pro forma weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the TOPS Acquisition and the July 2024 Equity Offering have been outstanding for the entire periods presented.

Unaudited basic pro forma earnings per common share is determined by dividing pro forma net income, after deducting pro forma amounts allocated to participating securities, by the pro forma weighted average number of basic shares outstanding for the period. Unaudited diluted pro forma earnings per common share is computed using the pro forma weighted average number of common shares outstanding during the period after adjusting for the impact of common stock equivalents that would have a dilutive effect on pro forma earnings per common share.

The following table shows the calculation of pro forma net income attributable to common stockholders used in the calculation of pro forma basic and diluted earnings per common share, and potential shares of common stock that were included in computing diluted pro forma earnings per common share. There were no potential shares of common stock issuable excluded from computing diluted pro forma earnings per common share because their inclusion would have been anti–dilutive:

	Six Months Ended	Year Ended
(in thousands)	June 30, 2024	December 31, 2023
Net income	$82,252	$83,859
Less: Allocation of earnings to participating securities	(1,216)	(1,776)
Net income attributable to common stockholders	$81,036	$82,083

Less: Allocation of earnings to cash or share settled restricted stock units	(223)	—
Diluted net income attributable to common stockholders	$80,813	$88,083

Weighted average common shares outstanding used in basic earnings per common share	173,867	173,596
Effect of dilutive securities:
Performance-based restricted stock units	347	254
ESPP shares	5	11
Weighted average common shares outstanding used in diluted earnings per common share	$174,219	$173,861